Exhibit 99.1

Sterling Bancorp
Two Blue Hill Plaza, 2nd Floor
Pearl River, NY 10965

T 845.369.8040
News Release	F 845.369.8255

  http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE

September 23, 2020

STERLING BANCORP CONTACT:

Emlen Harmon, SVP – Director of Investor Relations

212.309.7646

Sterling Bancorp Announces Portfolio Sales

and Provides Update on Loan Deferral Trends

PEARL RIVER, NY – September 23, 2020 – Sterling Bancorp (NYSE: STL) (the “Company”), the parent company of Sterling National Bank (the “Bank”), today announced that it has completed two loan portfolio sales including the remaining balance of its small business commercial transportation loans and the majority of its residential mortgage non-performing loans.

CEO Jack Kopnisky commented, “With the actions we are announcing today, we continue to emphasize our intent to proactively address the impact of the pandemic on our business and loan portfolio. The two loan portfolio sales include assets that did not meet our risk-adjusted return targets and were not core to our strategy of providing superior lending products and services to middle market commercial clients. Accelerating the disposition of these assets will allow us to better allocate our capital and human resources to other areas of our business that are in-line with our strategy and have higher prospects for growth and profitability.”

The Company also provided an update on loan deferrals, which were $704 million and represented 3.2% of total portfolio loans. Mr. Kopnisky said, “While the early effects of the pandemic led many companies to initially defer payments under the guidance of the CARES Act, the businesses and operations of many of our commercial clients have been resilient through these difficult economic conditions. Also, while several industry sectors continue to experience meaningful challenges specific to the pandemic, we are encouraged by the decrease of 59% in total loan deferrals relative to June 30, 2020. We will continue to pursue mutually beneficial solutions and assist our clients as they operate their businesses through the pandemic.”

Financial Impact of Loan Sales

In two separate transactions, the Company sold $106.1 million in equipment finance loans, which represented the remaining balance of its small business commercial transportation loans, and residential mortgage non-performing loans with a carrying value of $57.6 million. In aggregate, the loan sales included a total of $84.5 million in non-performing loans and resulted in net charge-offs of $55.1 million. The Company does not anticipate the sales will have a material impact in the third quarter of 2020 on its provision for loan losses or allowance for credit losses requirements, as the majority of the charge-offs incurred in connection with the transactions had been previously recorded in its allowance for credit losses.

Actual and pro forma asset quality statistics giving effect to the two loan sale transactions as of June 30, 2020 are highlighted in the table below.

($ million)	June 30,2020	Pro Forma for Asset Sales
NPLs	$261	$176
Loans 30 to 89 days past due accruing	$66	$58
ACL	$365	$310

NPLs/Loans	1.17%	0.80%
ACL/NPLs	140%	176%
ACL/Portfolio loans	1.64%	1.40%

Update on Loan Deferrals under the CARES Act

As of August 31, 2020, total loan deferrals were $704 million, which represented 3.2% of total portfolio loans. The Company anticipates that the majority of ongoing loan deferrals will consist of loan relationships in the hospitality, retail CRE and residential mortgage sectors. The table below highlights loan deferrals by asset class as of June 30, 2020 and August 31, 2020.

	Deferrals as of 6/30/2020		Deferrals as of 8/31/2020
($ million)	$	%	$	%
Traditional C&I	$213	6.3%	$82	2.3%
Commercial Finance	$236	4.1%	$130	2.3%
Commercial Real Estate	$750	12.9%	$248	4.3%
Multi-family	$198	4.3%	$77	1.7%
ADC	$17	3.0%	$0	0.0%
Total Commercial	$1,414	7.0%	$538	2.2%
Residential	$293	15.1%	$154	8.0%
Consumer	$19	8.8%	$12	5.6%
Total	$1,726	7.7%	$704	3.2%

About Sterling Bancorp

Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of services and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, plans, operations and prospects. Forward-looking statements involve certain risks, including the effects of the novel coronavirus disease (COVID-19), which include, but are not limited to, the federal, state and local government actions and reactions to COVID-19, the health of our staff and that of our clients, the continuity of our, our clients’ and our third party providers’ operations, the increased likelihood of cyber and payment fraud risk, the continued ability of our borrowers to repay their loans throughout and following the pandemic, the potential decline in collateral values resulting from COVID-19 and its effects, and the resulting impact upon our financial position, results of operations, cash flows and our outlook, as well as the following: business disruption; a failure to grow revenues faster than we grow expenses; a deterioration in general economic conditions, either nationally, internationally, or in our market areas, including extended declines in the real estate market and constrained financial markets; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.